HOUSTON--  (BUSINESSWIRE)-  May  16  2003--DA  Consulting  Group  Inc.  (NASDAQ:
DACG - news), a global consulting firm specializing in corporate knowledge services, has entered into negotiations regarding the possible sale of DACG due to its difficult working capital position.

The current business environment has caused a decline in DACG's revenues during the first quarter of 2003, which has adversely impacted DACG's working capital position. In addition, during the second quarter of 2003, DACG has not been able to consistently maintain compliance with its Europe-based financing agreement, which has also impacted DACG's iquidity. DACG believes its current working capital to be inadequate for the Company's future operations.

In light of these circumstances, DACG has entered into negotiations regarding the possible sale of DACG. As part of these negotiations, DACG is seeking interim financing in order to bridge the period between signing a letter of intent regarding this potential transaction and its consummation. However, DACG can give no assurances that such a letter will be entered into, that the interim financing will be provided, or that a transaction will occur. In the event that a transaction does not occur, DACG would need to obtain other financing to continue in operation. DACG can give no assurances that such financing can be obtained. The failure to obtain any such financing would have a material adverse effect on DACG's ability to continue in operation. DACG has also requested a waiver under its Europe-based financing agreement until a transaction is completed, but DACG can give no assurances that the waiver will be obtained, or if obtained, for how long it will be in effect.

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

ABOUT  DA  CONSULTING  GROUP  (DACG)
DACG specializes in solutions that support and empower employees who face complex enterprise transformations. These solutions, which address a broad spectrum of needs, comprise a combination of change communication, business process mapping, documentation and learning content development, end-user training or performance support geared to the specific staff and more general business need. For more than 18 years DA Consulting Group has worked with some of the most progressive and dynamic businesses in the world helping their people overcome the challenges of change in the most engaging and effective manner. DA Consulting Group's solutions place the employee at the center of the project to ensure that all aspects of the solution delivered are geared towards meeting that individual's needs thereby serving the strategic ambitions of the business.

For  Further  Information,  please  contact:

DA  Consulting  Group  Inc.  (DACG)  -  Houston
Dennis  Fairchild
email:   mailto:dennis.fairchild@dacg.com
         --------------------------------
phone:  713-361-3000
www.dacg.com


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